 CONSENT OF SELIGSON & GIANNATTASIO, LLP

We consent to the incorporation by reference of our report dated April 14, 2007 with respect to the consolidated financial statements and notes thereto of DCI USA, Inc. as of and for the year ended December 31, 2006 included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

SELIGSON & GIANNATTASIO, LLP

White Plains, New York
May 2, 2007